Exhibit 99.1

Financial Contact:

Josh Hirsberg

(702) 792-7234

joshhirsberg@boydgaming.com

Media Contact:

David Strow

(702) 792-7386

davidstrow@boydgaming.com

BOYD GAMING CORPORATION ANNOUNCES PRICING OF

6.000% SENIOR NOTES DUE 2027; OFFERING SIZE INCREASED TO $700 MILLION

LAS VEGAS — JUNE 11, 2018 — Boyd Gaming Corporation (NYSE: BYD) (the “Company”) today announced that it has priced an offering of senior notes due 2026. The aggregate principal amount of notes to be issued in the offering is $700 million. The size of the offering was increased from the previously announced $500 million aggregate principal amount. The notes will bear interest at a rate of 6.000% per annum, payable semi-annually on February 15 and August 15 of each year, commencing August 15, 2018. The senior notes will mature on August 15, 2026. The senior notes will be fully and unconditionally guaranteed by certain of the Company’s current and future domestic restricted subsidiaries. The closing of the offering is expected to occur on June 25, 2018, subject to satisfaction of customary closing conditions.

Upon the closing of the offering, the Company expects to receive approximately $689 million in net proceeds. The Company intends to use the net proceeds from the notes offering in the future for working capital and general corporate purposes, which may include, without limitation, reducing or refinancing indebtedness, expansion efforts, including acquisitions of assets or businesses, and general capital expenditures. Upon the closing of this offering, the Company will use the net proceeds to pay down the outstanding amounts under its senior secured revolving credit facility and will retain the balance of the net proceeds as additional cash on hand or invest the balance of the net proceeds in cash equivalents and short-term marketable securities.

The senior notes being offered have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws or blue sky laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and may include (without limitation) statements regarding the terms and conditions and timing of the notes offering. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in each such statement. Factors that could cause actual results to differ include (without limitation) the possibility that the notes offering will not be consummated at the expected time, on the expected terms, or at all; and the Company’s financial performance. Additional factors are discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in the Company’s other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

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